Exhibit 99.1

PRESS RELEASE

ASPEN REPORTS RESULTS FOR SECOND QUARTER AND
SIX MONTHS ENDED JUNE 30, 2016

Annualized Net Income Return on Equity of 7.2% for Second Quarter 2016 and 10.8% for First Half 2016
Annualized Operating Return on Equity of 3.2% for Second Quarter 2016 and 7.0% for First Half 2016
Diluted Book Value Per Share of $49.53, up 7.7% from December 31, 2015

Hamilton, Bermuda, July 27, 2016 - Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) reported today net income after tax of $64.9 million, or $0.89 per diluted share, and operating income after tax of $34.1 million, or $0.40 per diluted share, for the second quarter of 2016.

Chris O’Kane, Chief Executive Officer, commented, “Aspen achieved 7.7% growth in diluted book value per share and annualized operating ROE of 7.0% in the first half of 2016. We delivered this in the face of an eventful second quarter impacted by higher losses from natural catastrophes and other events. However, on an accident year ex-catastrophe basis, the performance of both our Insurance and Reinsurance segments improved considerably. Our new leadership teams at Aspen Re and Aspen Insurance remain focused on disciplined underwriting, identifying and capturing attractive opportunities for profitable growth in our diversified businesses around the globe which, we believe, will create long-term value for our shareholders.”(1)

_____________________
Non-GAAP financial measures are used throughout this release as defined at the end of this press release.
(1) Refer to "Forward-looking Statements Safe Harbor" at the end of this press release.

Operating highlights for the quarter ended June 30, 2016

•	Gross written premiums increased by 10.9% to $801.7 million in the second quarter of 2016 compared with $722.8 million in the second quarter of 2015

•
Combined ratio of 100.7% for the second quarter of 2016 compared with 93.6% for the second quarter of 2015.  Net favorable development on prior year loss reserves of $21.2 million, or 3.1 combined ratio points, for the second quarter of 2016 compared with $31.1 million, or 5.1 combined ratio points, in the comparable period

•
Pre-tax catastrophe losses, net of reinsurance recoveries and $3.1 million of reinstatement premiums, totaled $65.1 million, or 10.1 combined ratio points, in the second quarter of 2016 compared with $11.9 million, or 2.0 combined ratio points, of pre-tax catastrophe losses, net of reinsurance recoveries, in the second quarter of 2015

Operating highlights for the six months ended June 30, 2016

•	Gross written premiums increased by 8.2% to $1,777.4 million for the first half of 2016 compared with $1,642.0 million in the first half of 2015

•
Combined ratio of 96.2% for the first half of 2016 compared with 91.2% for the first half of 2015.  Net favorable development on prior year loss reserves of $42.8 million, or 3.2 combined ratio points, for the first half of 2016 compared with $58.6 million, or 4.9 combined ratio points, for the first half of 2015

•
Pre-tax catastrophe losses, net of reinsurance recoveries and $3.1 million of reinstatement premiums, totaled $83.8 million, or 6.5 combined ratio points, in the first half of 2016 compared with $25.4 million, or 2.1 combined ratio points, of pre-tax catastrophe losses, net of reinsurance recoveries, in the first half of 2015

Financial highlights for the quarter and six months ended June 30, 2016

•
Annualized net income return on average equity of 7.2% and annualized operating return on average equity of 3.2% for the quarter ended June 30, 2016 compared with 5.6% and 8.8%, respectively, for the second quarter of 2015

•
Annualized net income return on average equity of 10.8% and annualized operating return on average equity of 7.0% for the first half of 2016 compared with 11.0% and 10.6%, respectively, for the first half of 2015

•
Net income per diluted share of $0.89 for the quarter ended June 30, 2016 compared with net income per diluted share of $0.62 for the quarter ended June 30, 2015, and net income per diluted share of $2.57 for the six months ended June 30, 2016 compared with net income per diluted share of $2.50 for the six months ended June 30, 2015

•
Operating income per diluted share of $0.40 for the quarter ended June 30, 2016 compared with operating income per diluted share of $0.99 for the quarter ended June 30, 2015, and operating income per diluted share of $1.68 for the six months ended June 30, 2016 compared with operating income per diluted share of $2.39 for the six months ended June 30, 2015

•	Diluted book value per share of $49.53 as at June 30, 2016 up 7.7% from December 31, 2015

Segment Highlights

Insurance

Operating highlights for Insurance for the quarter ended June 30, 2016 include:

•
Gross written premiums of $469.1 million, an increase of 1.5% compared with $462.1 million in the second quarter of 2015. Growth in the Financial and Professional Lines, and Property and Casualty sub-segments was offset by a decline in the Marine, Aviation and Energy sub-segment, which includes a number of lines that continue to be impacted by rate pressures

•	Loss ratio of 68.5% compared with 71.6% for the second quarter of 2015

•	Combined ratio of 103.4% compared with 103.6% for the second quarter of 2015

•
Prior year favorable reserve development of $7.4 million, or 1.9 combined ratio points, compared with prior year favorable reserve development of $7.0 million, or 2.1 combined ratio points, for the second quarter of 2015

The combined ratio of 103.4% for the second quarter of 2016 included $16.5 million, or 4.3 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries, from weather-related events in the U.S. The combined ratio for the second quarter of 2015 included $9.5 million, or 2.8 percentage points, of pre-tax catastrophe losses net of reinsurance recoveries.

For the quarter ended June 30, 2016, the Insurance accident year loss ratio excluding catastrophes was 66.1% compared with 70.9% a year ago. In the quarter there were approximately $41.7 million of mid-sized losses, including $25.7 million of energy-related losses, $11.8 million of fire-related losses and a $4.2 million aviation loss, which together equated to 10.9 percentage points on the accident year ex-cat loss ratio.

Stephen Postlewhite, CEO of Insurance, commented, “During the quarter, we continued to generate growth from select Financial and Professional lines, our new global lines, including Accident and Health, along with regional business in our UK Corporate P&C operation. We are focused on deploying capital to those areas where we are seeing better prospects, less rate pressure and less volatile experience. We improved our performance on an accident year ex-catastrophe basis and we continue to focus on delivering profitable growth.”(1)

Reinsurance

Operating highlights for Reinsurance for the quarter ended June 30, 2016 include:

•
Gross written premiums of $332.6 million, an increase of 27.6% from $260.7 million in the second quarter of 2015. Premium growth was driven primarily by the Specialty and Property Catastrophe sub-segments and, to a lesser degree, by the Casualty sub-segment, while the Other Property sub-segment was largely unchanged. Adjusting for timing of renewals, contract adjustments and the inclusion of $12.0 million of premiums from AG Logic Holdings, LLC (“AgriLogic”), gross written premiums increased 6% compared with the second quarter of 2015

•	Loss ratio of 60.5% compared with 43.3% for the second quarter of 2015

•	Combined ratio of 90.5% compared with 75.3% for the second quarter of 2015

•
Prior year favorable reserve development of $13.8 million, or 4.6 combined ratio points, compared with $24.1 million prior year favorable reserve development, or 9.0 combined ratio points, for the second quarter of 2015

The combined ratio of 90.5% for the second quarter of 2016 included $48.6 million, or 17.4 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries and $3.1 million of reinstatement premiums, primarily as a result of wildfires in Canada, the earthquake in Japan and weather-related events in the U.S. The combined ratio of 75.3% for the second quarter of 2015 included $2.4 million, or 0.9 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries.

For the quarter ended June 30, 2016, the Reinsurance accident year loss ratio excluding catastrophes was 47.7% compared with 51.4% a year ago.

Thomas Lillelund, CEO of Reinsurance, commented, "Aspen Re has continued to perform well and our results on an accident year ex-catastrophe loss basis showed good improvement year over year. We had successful mid-year renewals and our diversifying AgriLogic business performed well. While we remain disciplined and will walk away from business that does not meet our underwriting standards, we continue to find opportunities for profitable growth in select areas of business around the globe.”(1)

Investment performance

Investment income of $48.0 million in the second quarter of 2016 increased by 2.8% compared to $46.7 million in the second quarter of 2015.

Aspen’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA-”. The average duration of the fixed income portfolio was 3.55 years as at June 30, 2016. The total return on Aspen’s aggregate investment portfolio was 1.44% for the three months ended June 30, 2016 and reflected gains in the fixed income and equity portfolios. In the first six months of 2016, Aspen's aggregate investment portfolio had a positive total return of 3.50%.

Book yield as at June 30, 2016 on the fixed income portfolio was 2.50% compared to 2.59% as at December 31, 2015.

Capital

Total shareholders’ equity was $3.6 billion as at June 30, 2016.
During the second quarter of 2016, Aspen repurchased 409,800 ordinary shares at an average price of $45.10 per share for a cost of $18.5 million. Since the beginning of 2016, through to July 26, Aspen has repurchased 1,122,328 ordinary shares at an average price of $44.55 per share for a total cost of $50.0 million.
Aspen had $366.3 million remaining under its current share repurchase authorization as at July 26, 2016.
Earnings conference call and webcast

Aspen will host a conference call to discuss the results at 8:00 am (ET) on Thursday, July 28, 2016.

To participate in the July 28 conference call by phone
Please call to register at least 10 minutes before the conference call begins by dialing:

+1 (844) 378 6481 (US toll free) or
+1 (412) 542 4176 (international)
Conference ID 10087751
To listen live online
Aspen will provide a live webcast on Aspen’s website at www.aspen.co.
To download the materials
The earnings press release and a detailed financial supplement will also be published on Aspen’s website at www.aspen.co.

To listen later
A replay of the call will be available approximately two hours after the end of the live call for 14 days via phone and internet. To listen to the replay by phone please dial:

+1 (877) 344 7529 (US toll free) or
+1 (412) 317 0088 (international)
Replay ID 10087751
The recording will be also available at www.aspen.co on the Event Calendar page within the Investor Relations section.
For further information please contact

Investors
Mark Jones, Senior Vice President, Investor Relations, Aspen
mark.p.jones@aspen.co
+1 (646) 289 4945

Media
Steve Colton, Group Head of Communications, Aspen
steve.colton@aspen.co
+44 20 7184 8337

International - Citigate Dewe Rogerson
Caroline Merrell or Jos Bieneman
caroline.merrell@citigatedr.co.uk
jos.bieneman@citigatedr.co.uk
+44 20 7638 9571

North America - Sard Verbinnen & Co
Paul Scarpetta or Jamie Tully
+1 (212) 687 8080

Aspen Insurance Holdings Limited
Summary consolidated balance sheet (unaudited)
$ in millions, except per share data

	As at June 30, 2016	As at December 31, 2015

ASSETS
Total investments	$7,903.5	$7,712.2
Cash and cash equivalents	1,038.8	1,099.5
Reinsurance recoverables	636.6	523.7
Premiums receivable	1,428.5	1,115.6
Other assets	779.5	597.8
Total assets	$11,786.9	$11,048.8

LIABILITIES
Losses and loss adjustment expenses	$5,181.5	$4,938.2
Unearned premiums	1,819.4	1,587.2
Other payables	515.8	451.3
Silverton loan notes	104.1	103.0
Long-term debt	549.3	549.2
Total liabilities	$8,170.1	$7,628.9

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,616.8	3,419.9
Total liabilities and shareholders’ equity	$11,786.9	$11,048.8

Book value per share	$50.71	$46.99
Diluted book value per share (treasury stock method)	$49.53	$46.00

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Three Months Ended
	June 30, 2016	June 30, 2015
UNDERWRITING REVENUES
Gross written premiums	$801.7	$722.8
Premiums ceded	(76.9)	(78.4)
Net written premiums	724.8	644.4
Change in unearned premiums	(44.0)	(35.0)
Net earned premiums	680.8	609.4
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	442.2	360.5
Amortization of deferred policy acquisition costs	126.7	114.1
General, administrative and corporate expenses	116.4	95.4
Total underwriting expenses	685.3	570.0
Underwriting income including corporate expenses	(4.5)	39.4
OTHER OPERATING REVENUE
Net investment income	48.0	46.7
Interest expense	(7.4)	(7.3)
Other (expense)	(1.0)	(2.7)
Total other operating revenue	39.6	36.7

OPERATING INCOME BEFORE TAX	35.1	76.1

Net realized and unrealized exchange (losses)	(5.4)	(9.4)
Net realized and unrealized investment gains (losses)	36.5	(15.5)
INCOME BEFORE TAX	66.2	51.2
Income tax expense	(1.3)	(2.2)
NET INCOME AFTER TAX	64.9	49.0
Dividends paid on ordinary shares	(13.4)	(13.0)
Dividends paid on preference shares	(9.4)	(9.4)
Proportion due to non-controlling interest	(0.4)	(0.5)
Retained income	$41.7	$26.1
Components of net income (after tax)
Operating income	$34.1	$72.2
Net realized and unrealized exchange (losses) after tax	(4.9)	(7.5)
Net realized investment gains (losses) after tax	35.7	(15.7)
NET INCOME AFTER TAX	$64.9	$49.0

Loss ratio	65.0%	59.2%
Policy acquisition expense ratio	18.6%	18.7%
General, administrative and corporate expense ratio	17.1%	15.7%
Expense ratio	35.7%	34.4%
Combined ratio	100.7%	93.6%

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Six Months Ended
	June 30, 2016	June 30, 2015
UNDERWRITING REVENUES
Gross written premiums	$1,777.4	$1,642.0
Premiums ceded	(252.9)	(234.4)
Net written premiums	1,524.5	1,407.6
Change in unearned premiums	(180.6)	(204.6)
Net earned premiums	1,343.9	1,203.0
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	799.6	666.6
Amortization of deferred policy acquisition costs	256.9	233.4
General, administrative and corporate expenses	236.2	197.6
Total underwriting expenses	1,292.7	1,097.6
Underwriting income including corporate expenses	51.2	105.4
OTHER OPERATING REVENUE
Net investment income	97.5	94.1
Interest expense	(14.8)	(14.7)
Other (expense)	(4.0)	(4.3)
Total other operating revenue	78.7	75.1

OPERATING INCOME BEFORE TAX	129.9	180.5

Net realized and unrealized exchange (losses)	(25.5)	(20.4)
Net realized and unrealized investment gains	78.7	24.2
INCOME BEFORE TAX	183.1	184.3
Income tax expense	(3.8)	(7.3)
NET INCOME AFTER TAX	179.3	177.0
Dividends paid on ordinary shares	(26.2)	(25.4)
Dividends paid on preference shares	(18.9)	(18.9)
Proportion due to non-controlling interest	(0.2)	(0.5)
Retained income	$134.0	$132.2
Components of net income (after tax)
Operating income	$124.0	$170.2
Net realized and unrealized exchange (losses) after tax	(21.8)	(17.3)
Net realized investment gains after tax	77.1	24.1
NET INCOME AFTER TAX	$179.3	$177.0

Loss ratio	59.5%	55.4%
Policy acquisition expense ratio	19.1%	19.4%
General, administrative and corporate expense ratio	17.6%	16.4%
Expense ratio	36.7%	35.8%
Combined ratio	96.2%	91.2%

Aspen Insurance Holdings Limited
Summary consolidated financial data (unaudited)
$ in millions, except number of shares

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015

Basic earnings per ordinary share
Net income adjusted for preference share dividend and non-controlling interest	$0.91	$0.64	$2.64	$2.55
Operating income adjusted for preference share dividend and non-controlling interest	$0.40	$1.02	$1.73	$2.44
Diluted earnings per ordinary share
Net income adjusted for preference share dividend and non-controlling interest	$0.89	$0.62	$2.57	$2.50
Operating income adjusted for preference share dividend and non-controlling interest	$0.40	$0.99	$1.68	$2.39

Weighted average number of ordinary shares outstanding (in millions)	60.705	61.409	60.772	61.776

Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	62.192	62.897	62.263	63.165

Book value per ordinary share	$50.71	$46.18	$50.71	$46.18
Diluted book value per ordinary share (treasury stock method)	$49.53	$45.16	$49.53	$45.16

Ordinary shares outstanding at end of the period (in millions)	60.329	60.778	60.329	60.778

Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)	61.767	62.149	61.767	62.149

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Three Months Ended June 30, 2016			Three Months Ended June 30, 2015
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$332.6	$469.1	$801.7	$260.7	$462.1	$722.8
Net written premiums	306.8	418.0	724.8	238.2	406.2	644.4
Gross earned premiums	329.8	454.7	784.5	287.2	423.2	710.4
Net earned premiums	299.4	381.4	680.8	268.3	341.1	609.4
Losses and loss adjustment expenses	181.1	261.1	442.2	116.3	244.2	360.5
Policy acquisition expenses	50.7	76.0	126.7	50.4	63.7	114.1
General and administrative expenses	39.1	57.2	96.3	35.4	45.2	80.6
Underwriting income/(loss)	$28.5	$(12.9)	$15.6	$66.2	$(12.0)	$54.2

Net investment income			48.0			46.7
Net realized and unrealized investment gains (losses) (1)			36.5			(15.5)
Corporate expenses			(20.1)			(14.8)
Other (expense) (2)			(1.0)			(2.7)
Interest expense			(7.4)			(7.3)
Net realized and unrealized foreign exchange (losses) (3)			(5.4)			(9.4)
Income before tax			$66.2			$51.2
Income tax expense			(1.3)			(2.2)
Net income			$64.9			$49.0

Ratios
Loss ratio	60.5%	68.5%	65.0%	43.3%	71.6%	59.2%
Policy acquisition expense ratio	16.9%	19.9%	18.6%	18.8%	18.7%	18.7%
General and administrative expense ratio (4)	13.1%	15.0%	17.1%	13.2%	13.3%	15.7%
Expense ratio	30.0%	34.9%	35.7%	32.0%	32.0%	34.4%
Combined ratio	90.5%	103.4%	100.7%	75.3%	103.6%	93.6%

(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Other (expense) in the second quarter of 2016 and second quarter of 2015 included $0.5 million of income and $3.3 million of expense, respectively, related to a change in the fair value of loan notes issued by Silverton Re
(3) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(4) The total group general and administrative expense ratio includes the impact from corporate expenses

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Six Months Ended June 30, 2016			Six Months Ended June 30, 2015
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$850.2	$927.2	$1,777.4	$745.5	$896.5	$1,642.0
Net written premiums	756.3	768.2	1,524.5	680.3	727.3	1,407.6
Gross earned premiums	636.6	900.3	1,536.9	553.0	838.3	1,391.3
Net earned premiums	579.7	764.2	1,343.9	517.7	685.3	1,203.0
Losses and loss adjustment expenses	315.6	484.0	799.6	221.8	444.8	666.6
Policy acquisition expenses	110.1	146.8	256.9	103.8	129.6	233.4
General and administrative expenses	83.2	115.8	199.0	67.8	100.5	168.3
Underwriting income	$70.8	$17.6	$88.4	$124.3	$10.4	$134.7

Net investment income			97.5			94.1
Net realized and unrealized investment gains (1)			78.7			24.2
Corporate expenses			(37.2)			(29.3)
Other (expense) (2)			(4.0)			(4.3)
Interest expense			(14.8)			(14.7)
Net realized and unrealized foreign exchange (losses) (3)			(25.5)			(20.4)
Income before tax			$183.1			$184.3
Income tax expense			(3.8)			(7.3)
Net income			$179.3			$177.0

Ratios
Loss ratio	54.4%	63.3%	59.5%	42.8%	64.9%	55.4%
Policy acquisition expense ratio	19.0%	19.2%	19.1%	20.1%	18.9%	19.4%
General and administrative expense ratio (4)	14.4%	15.2%	17.6%	13.1%	14.7%	16.4%
Expense ratio	33.4%	34.4%	36.7%	33.2%	33.6%	35.8%
Combined ratio	87.8%	97.7%	96.2%	76.0%	98.5%	91.2%

(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Other (expense) in the first half of 2016 and first half 2015 included $3.9 million and $6.2 million, respectively, related to a change in the fair value of loan notes issued by Silverton Re
(3) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(4) The total group general and administrative expense ratio includes the impact from corporate expenses

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Australia, Bermuda, Canada, France, Germany, Ireland, Singapore, Switzerland, the United Arab Emirates, the United Kingdom and the United States. For the year ended December 31, 2015, Aspen reported $11.0 billion in total assets, $4.9 billion in gross reserves, $3.4 billion in total shareholders’ equity and $3.0 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” by Standard & Poor’s Financial Services LLC (“S&P”), an “A” (“Excellent”) by A.M. Best Company Inc. (“A.M. Best”) and an “A2” by Moody’s Investor Service, Inc. (“Moody’s”).

For more information about Aspen, please visit www.aspen.co.

(1)    Forward-looking Statements Safe Harbor
This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements.

All forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: our ability to successfully implement steps to further optimize the business portfolio, ensure capital efficiency and enhance investment returns; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the assumptions and uncertainties underlying reserve levels that may be impacted by future payments for settlements of claims and expenses or by other factors causing adverse or favorable development, including our assumptions on inflation costs associated with long-tail casualty business which could differ materially from actual experience; the vote by the U.K. electorate in favor of a U.K. exit from the European Union in a recent referendum; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance industry; the models we use to assess our exposure to losses from future natural catastrophes contain inherent uncertainties and our actual losses may differ significantly from expectations; our capital models may provide materially different indications than actual results; increased competition from existing insurers and reinsurers and from alternative capital providers and insurance-linked funds and collateralized special purpose insurers on the basis of pricing, capacity, coverage terms, new capital, binding authorities to brokers or other factors and the related demand and supply dynamics as contracts come up for renewal; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; our acquisition strategy; changes in market conditions in the agriculture industry, which may vary depending upon demand for agricultural products, weather, commodity prices, natural disasters, and changes in legislation and policies related to agricultural products and producers; termination of, or changes in, the terms of the U.S. Federal Multiple Peril Crop Insurance Program or the U.S. Farm Bill, including modifications to the Standard Reinsurance Agreement put in place by the Risk Management Agency of the U.S. Department of Agriculture; the recent consolidation in the (re)insurance industry; loss of one or more of our senior underwriters or key personnel; changes in our ability to exercise capital management initiatives (including our share repurchase program) or to arrange banking facilities as a result of prevailing market conditions or changes in our financial position; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions, including inflation, deflation, foreign currency exchange rates, interest rates and other factors that could affect our financial results; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; the risks associated with the management of capital on behalf of investors; evolving issues with respect to interpretation of coverage after major loss events; our ability to adequately model and price the effects of climate cycles and climate change; any intervening legislative or governmental action and changing judicial interpretation and judgments on insurers’ liability to various risks; the risks related to litigation; the effectiveness of our risk management loss limitation methods, including our reinsurance purchasing; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of one or more large losses from events other than natural catastrophes or by an unexpected accumulation of attritional losses and deterioration with loss estimates; the impact of acts of terrorism, acts of war and related legislation; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; the continuing and uncertain impact of the current depressed lower growth economic environment in many of the countries in which we operate; our reliance on information and technology and third-party service providers for our operations and systems; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; the failure of our reinsurers, policyholders, brokers or other intermediaries to honor their payment obligations; our reliance on the assessment and pricing of individual risks by third parties; our dependence on a few brokers for a large portion of our revenues; the persistence of heightened financial risks, including excess sovereign debt, the banking system and the Eurozone crisis; changes in government regulations or tax laws in jurisdictions where we conduct business; changes in accounting principles or policies or in the application of such accounting principles or policies; increased counterparty risk due to the credit impairment of financial institutions; and Aspen or Aspen Bermuda Limited becoming subject to income taxes in the United States or the United Kingdom. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission (the "SEC") on February 19, 2016.  Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimate represents a distribution from our internal capital model for reserving risk based on our then current state of knowledge and explicit and implicit assumptions relating to the incurred pattern of claims, the expected ultimate settlement amount, inflation and dependencies between lines of business. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures.” Management believes that these non-GAAP financial measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measure is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co and is filed with the SEC on Form 8-K on July 27, 2016.

Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Operating ROE is calculated using operating income, as defined below, and average equity is calculated as the arithmetic average on a monthly basis for the stated periods of shareholders’ equity excluding the aggregate value of the liquidation preferences of our preference shares net of issuance costs and the total amount of non-controlling interest. Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

See page 22 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average ordinary shareholders’ equity to average shareholders’ equity. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co and is filed with the SEC on Form 8-K on July 27, 2016.

Operating Income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized gains or losses, including net realized and unrealized gains and losses on interest rate swaps, after-tax net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts and certain non-recurring items.

Aspen excludes the items above from its calculation of operating income because they are either not expected to recur and therefore are not reflective of underlying performance or the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them would distort the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see page 22 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co and is filed with the SEC on Form 8-K on July 27, 2016.

Diluted Book Value per Ordinary Share is not a non-GAAP financial measure. Aspen has included diluted book value per ordinary share as it illustrates the effect on basic book value per share of dilutive securities thereby providing a better benchmark for comparison with other companies. Diluted book value per share is calculated using the treasury stock method, defined on page 21 of Aspen’s financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co and is filed with the SEC on Form 8-K on July 27, 2016.

Diluted Operating Earnings per Share and Basic Operating Earnings per Share are non-GAAP financial measures. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 22 of Aspen’s financial supplement for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Accident Year Loss Ratio Excluding Catastrophes is a non-GAAP financial measure.  Aspen believes that the presentation of loss ratios excluding catastrophes and prior year reserve movements supports meaningful comparison from period to period of the underlying performance of the business.  Accident year loss ratios excluding catastrophes are calculated by dividing net losses excluding catastrophe losses, net expenses and prior year reserve movements by net earned premiums excluding catastrophe-related reinstatement premiums. Aspen has defined catastrophe losses in the first half of 2016 as losses associated predominantly with the wildfires in Canada, weather-related events in the U.S. and several earthquakes. Catastrophe losses in the comparable period of 2015 were defined as losses associated with North American weather-related events and other losses associated predominantly with European and Australian storms. See pages 10 and 11 of Aspen’s financial supplement for a reconciliation of loss ratios to accident year loss ratios excluding catastrophes.